UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 26, 2014

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Tuesday, February 10, 2015 at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process will provide you with a convenient and quick way to access the proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, and to authorize a proxy to vote your shares, while saving us the cost of producing and mailing documents, reducing the amount of mail you receive and allowing us to conserve natural resources. The Company’s 2014 Annual Report on Form 10-K, which is not a part of the proxy materials, provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2014, and can also be found along with the proxy materials at http://annualmeeting.ies-corporate.com.

On or about December 26, 2014, we will mail to our stockholders a notice of internet availability of proxy materials (the “notice of availability”) containing instructions on how to access our proxy materials and our 2014 Annual Report on Form 10-K to stockholders and authorize a proxy to vote electronically via the Internet or by telephone. The notice of availability also contains instructions as to how you can receive a paper copy of our proxy materials and authorize a proxy to vote by mail.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

James M. Lindstrom
Chairman of the Board,
President and
Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.

5433 WESTHEIMER, SUITE 500

HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 10, 2015

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 on Tuesday, February 10, 2015, at 10:00 a.m. Eastern Standard Time, for the following purposes:

1. To elect five directors to the Company’s Board of Directors to serve until the 2016 annual stockholders’ meeting and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for fiscal year 2015.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s common stock, par value $0.01 per share, at the close of business on December 12, 2014 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote your shares in person on all matters brought before the meeting.

By order of the Board of Directors,

Gail D. Makode
Senior Vice President, General Counsel and
Corporate Secretary

Greenwich, CT
December 26, 2014

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on February 10, 2015.

The Proxy Statement and 2014 Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2015 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 10, 2015, at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a notice of Internet availability of proxy materials (the “notice of availability”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice of availability. You may also request to receive a printed set of the proxy materials. The notice of availability contains instructions on how to access this proxy statement and our annual report, how to vote online or how to request a printed copy of the materials. We encourage you to take advantage of the proxy materials on the Internet. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive and allow us to conserve natural resources.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE?

No. The notice of availability identifies the items to be voted on at the annual meeting, but you cannot vote by marking the notice and returning it. The notice of availability provides instructions on how to authorize your proxy via the Internet or by telephone or vote in person at the meeting or to request a paper proxy card, which will contain instructions for authorizing a proxy via the Internet, by telephone or by returning a signed paper proxy card.

CAN I CHOOSE THE METHOD IN WHICH I RECEIVE FUTURE PROXY MATERIALS?

There are three methods by which stockholders of record and beneficial owners may receive future proxy materials or notice thereof:

•	Notice and access: We furnish proxy materials via the Internet and mail the notice to most stockholders.

•

E-mail: If you would like to have earlier access to proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you desire to receive all future materials electronically, please visit www.voteproxy.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

•	Paper copies by mail: You may request paper copies by mail by calling +1-888-776-9962, using the website www.voteproxy.com, or by e-mail at info@amstock.com.

WHAT DATE WILL THE NOTICE OF AVAILABILITY FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which the notice of availability was first sent or given to stockholders was December 26, 2014.

WHO IS SOLICITING MY VOTE?

The proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies via Notice and Access, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company’s common stock, par value $0.01 per share (“Common Stock”).

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, posting online, and printing and mailing any requested hard copies of proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote electronically via the Internet by visiting www.voteproxy.com and following the on-screen instructions.

You may also vote by using a toll-free telephone number. Instructions for telephonic voting can be found at https://secure.amstock.com/voteproxy/login2.asp. If you vote via the Internet or by telephone, please have your proxy card and control number available.

If you requested a paper copy of our proxy materials, in order to authorize a proxy to vote by telephone or via the Internet, you must either call the toll-free number reflected on the paper proxy card or go to the www.proxyvote.com website and follow the instructions. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 12-digit control number required to vote.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; if no direction is indicated, your shares will be voted in favor of each of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Ms. Makode at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

HOW MANY VOTES ARE REQUIRED TO PASS EACH ITEM?

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2015.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices. Information on our website is not incorporated by reference herein, unless specifically stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 12, 2014, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 22,069,695 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 12, 2014 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our current directors and nominees; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 5433 Westheimer, Suite 500, Houston, Texas 77056.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Joseph L. Dowling III(1)	29,843	*
David B. Gendell(2)	37,721	*
Joe D. Koshkin(3)	19,712	*
Robert W. Lewey	61,883	*
James M. Lindstrom(4)	258,551	1.17%
Donald L. Luke(5)	62,059	*
Gail D. Makode(6)	27,349	*
Directors and officers as a group (7 persons)	497,118	2.25%
Jeffrey L. Gendell(7)	13,363,775	60.55%
Royce & Associates, LLC(8)	1,396,160	6.33%

*	Less than one percent.

(1)	Includes 29,843 phantom stock units that convert to shares of Common Stock when Mr. Dowling leaves the Board for any reason.

(2)	Includes 37,721 phantom stock units that convert to shares of Common Stock when Mr. Gendell leaves the Board for any reason.

(3)	Includes 19,712 phantom stock units that convert to shares of Common Stock when Mr. Koshkin leaves the Board for any reason.

(4)	Includes 8,309 phantom stock units that convert to shares of Common Stock when Mr. Lindstrom leaves the Board for any reason.

(5)	Includes 51,548 phantom stock units that convert to shares of Common Stock when Mr. Luke leaves the Board for any reason. Includes 1,400 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting, all of which are vested.

(6)	Includes 12,500 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting, of which 8,334 are vested (with 2,843 of those vested shares forfeited to satisfy withholding tax liability).

(7)	The information herein is based on the Schedule 13D/A filed jointly by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), Tontine Partners, L.P. (“TP”), Tontine Management, L.L.C. (“TM”), Tontine Capital Overseas Master Fund II, L.P. (“TCP2”), Tontine Asset Associates, L.L.C. (“TAA”), Tontine Overseas Associates, L.L.C. (“TOA”) and Jeffrey L. Gendell on August 15, 2014. The total includes 5,642,723 shares of Common Stock owned directly by TCP, 3,267,284 shares of Common Stock owned directly by TP, 3,852,167 shares of Common Stock owned directly by TCP2, 591,443 shares of Common Stock owned directly by TOA and 10,158 shares of Common Stock owned directly by Mr. Gendell. Mr. Gendell is the managing member of TCM, TM and TAA, the general partners of TCP, TP and TCP2, respectively, and the managing member of TOA and has shared voting and dispositive power over these shares. All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Common Stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of, such entities. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

(8)	According to a Schedule 13G/A filed on January 10, 2014, Royce & Associates, LLC, a New York corporation, whose address is 745 Fifth Avenue, New York, New York 10151, has the sole voting and dispositive power for 1,396,160 shares of Common Stock. The Schedule 13G/A states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at five. As such, if each of the nominees named below is elected to the Board, there will be no vacancies on the Board following the Annual Meeting. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

Each of the nominees has consented to being named in this proxy statement and has consented to serve, if elected. If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Koshkin, Luke and Dowling are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company. Additionally, the Board has affirmatively determined that Mr. David Gendell is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC; however, as Mr. Gendell is an employee of Tontine Associates, LLC, an affiliate of Tontine Capital Partners, L.P. (together with its affiliates, “Tontine”), the Company’s majority stockholder, and the brother of Jeffrey Gendell, the founder and managing member of Tontine, the Board has determined that Mr. Gendell does not satisfy the audit committee independence standard set forth in Rule 10A-3 of the Exchange Act. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality. The Board also evaluated Mr. Gendell’s independence under the enhanced independence standards promulgated by NASDAQ for compensation committees and determined that he was independent for purposes of serving on the Company’s Human Resources and Compensation Committee. In reaching this conclusion, the Board considered whether Mr. Gendell’s affiliation with Tontine would impair his judgment as a member of the Human Resources and Compensation Committee, as outlined under the standards, and determined that it would not in light of his independence from management and the Board’s belief that the interests of Tontine and the Company’s other stockholders are aligned in seeking to set appropriate levels of executive compensation.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Joseph L. Dowling III*	Director since 2012

Mr. Dowling, 50, has served since June 2013 as the Chief Investment Officer of Brown University, where he is responsible for the University’s $3.2 billion endowment. From 1998 to 2013, he served as the founder and managing member of Narragansett Asset Management, LLC, a private investment partnership located in

Stamford, Connecticut. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and college endowments. After 2006, Narragansett focused on managing Mr. Dowling’s personal capital and that of a select group of strategic investors. Prior to forming Narragansett, Mr. Dowling worked at The First Boston Corporation, Tudor Investments and Oracle Partners, L.P. Mr. Dowling has also served as a member of the Advisory Board of Ferrer Freeman & Company, LLC, a private equity firm providing growth capital to healthcare companies. The Nominating/Governance Committee believes that Mr. Dowling is qualified to serve on the Board given his extensive experience in public and private investing and finance.

David B. Gendell*	Director since 2012

Mr. Gendell, 54, is currently an employee of Tontine Associates, LLC, an affiliate of Tontine, where he focuses on investment opportunities in industrial, manufacturing and basic materials companies. From 2006 to 2010, he served on the Board of Directors of Neenah Enterprises, one of the largest independent, publicly-traded foundries in the United States. Mr. Gendell has also held senior positions at several venture-backed startups. From 1999 to 2002, he was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions. Prior to that, from 2002 to 2003, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system. He also currently serves on the Board of Advisors of the Duke Global Health Institute. The Nominating/Governance Committee believes that Mr. Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance.

Joe D. Koshkin*	Director since 2013

Mr. Koshkin, 67, has worked as an independent financial consultant offering financial and advisory services to a diverse group of clients since 2006. Mr. Koshkin retired as a partner from PricewaterhouseCoopers LLP in 2006 after a 34-year career with the firm. During his career at PricewaterhouseCoopers, he served as the partner in charge of the firm’s North America Engineering and Construction Industry practice. He also served as a senior client service partner advising clients on technical accounting, Securities and Exchange Commission issues, Sarbanes-Oxley compliance, risk management, and mergers and acquisitions. From June 2010 to July 2011, Mr. Koshkin served as a director and a member of the audit committee of Sterling Bancshares. Mr. Koshkin is a Certified Public Accountant in Texas and is a member in good standing with the AICPA and TSCPA. The Nominating/Governance Committee believes that Mr. Koshkin’s extensive experience with PricewaterhouseCoopers as a senior client service partner as well as his background in corporate finance and financial reporting make him qualified to serve on the Board.

James M. Lindstrom	Director since 2010

Mr. Lindstrom, 42, has been President and Chief Executive Officer of the Company since October 3, 2011, and previously served as Interim President and Chief Executive Officer of the Company since June 30, 2011. He was elected to the Board of the Company in May 2010. From February 2006 until October 3, 2011, he was an employee of Tontine Associates, LLC, an affiliate of Tontine, which is a private investment fund. From 2003 to 2006, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation, a regional financial services company, and had prior experience in private equity, investment banking and operations. Mr. Lindstrom served as a director of Broadwind Energy, Inc. from October 2007 to May 2010 and has served as a board observer on multiple public and private boards. The Nominating/Governance Committee believes that Mr. Lindstrom is qualified to serve on the Board due to his extensive experience in public and private investing, prior executive roles and the knowledge and experience he brings as the Company’s President and Chief Executive Officer.

Donald L. Luke*	Director since 2005

Mr. Luke, 77, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry, from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of

Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. He also has prior experience as a board member of numerous public and private companies in various industries, including as a director of American Fire Protection Group, Inc. from 2005 to 2011 and as a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies, from 2007 to January 2014. The Nominating/Governance Committee believes that Mr. Luke is qualified to serve on the Board given his extensive experience as an officer and director of a diverse group of consolidator public companies, including electrical contractors.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers of the Registrant” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and is incorporated by reference herein.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Company’s annual meetings. Each of the directors attended the 2014 annual meeting held on February 4, 2014, including one director who attended via telephone due to weather conditions.

During fiscal year 2014, there were nine meetings of the full Board (three in person and six telephonically or via videoconference), and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served. At regularly scheduled meetings of the Board, Mr. Lindstrom, our Chairman, presided and an executive session was held without him present.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly. Interested parties may make any concerns known to non-management directors by contacting the Company’s Ethics Line at 1-800-347-9550.

The Company has adopted a Code of Ethics for Financial Executives and a code of business conduct and ethics for all directors, officers and employees which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual. Each of these documents can be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The Manual is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of all stockholders and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. The Committee also considers diversity of background experience, age and specialized training. While the Nominating/Governance Committee considers diversity, among other factors, when considering potential director nominees, the Board does not have a policy with regard to diversity in identifying director nominees. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

When there is an opening or anticipated opening for a director position, Board members and the Company’s controlling shareholder are asked to submit recommendations. Outside sources or third parties may, but are not likely to, be used to find potential candidates and similarly may, but are not likely to, be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be delivered to the Company’s Corporate Secretary at the address set forth below under “Corporate Governance Guidelines,” not later than 80 days prior to the date of the annual meeting. In the event that the date of such annual meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the annual meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the annual meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view of how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The guidelines are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Track Record — The Board should have one or more members who have achieved prominence and strong reputations in their respective professions.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Leadership Structure and Risk Management

The Board does not have a formal policy regarding whether the position of Chairman of the Board may be filled by the Company’s Chief Executive Officer. Instead, the Board has adopted a fluid approach to the Board’s leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time. With the appointment of Mr. Lindstrom as the Company’s Chief Executive Officer and President in June 2011, following his appointment as Chairman of the Company’s Board of Directors in February 2011, the Company currently subscribes to a board leadership structure under which our Chief Executive Officer also serves as the Chairman of our Board of Directors. This combined structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in times of change. The combination of the Chairman’s ability to call board meetings with the Chief Executive Officer’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our Board process and effective leadership of our Board overall. This structure also avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our CEO in managing the Company and dealing with third parties more effectively on a day-to-day basis. The Board has previously had, but does not currently have, a lead director. Our board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant.

The overall duty of risk identification and management lies with the Board. To assist in this task, the Board utilizes the various Board committees to review their respective areas of responsibility. The Audit Committee addresses accounting controls and general financial risk, the Nominating/Governance Committee addresses Board composition and internal communication risks, such as ethical issues, and the Human Resources and Compensation Committee addresses workforce risks and pay levels.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ and SEC standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found in the Corporate Governance section of the Company’s website, www.ies-co.com. The charters are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Audit Committee

The Audit Committee, which met ten times during fiscal year 2014, is comprised of Messrs. Koshkin (Chairman), Dowling and Luke. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation, and the integrity of the Company’s financial statements;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the Company’s compliance with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met five times during fiscal year 2014, is comprised of Messrs. Dowling (Chairman), Gendell and Luke. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in “Compensation Discussion and Analysis” below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met three times during fiscal year 2014, is comprised of Messrs. Luke (Chairman), Gendell and Koshkin. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendations to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The policy therefore is not designed to prohibit related person transactions; rather, it is intended to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of the policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such Related Person. A transaction in which a subsidiary or any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy, including any delegation of review and approval authority, (i) any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee. If a member of the Audit Committee has an interest in a related person transaction and, after such Audit Committee member excusing himself or herself from consideration of the transaction, there would be fewer than two members of the Audit Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered the “Audit Committee” for this purpose).

The Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit Committee may determine that public disclosure shall be made even where it is not so required, if the Audit Committee considers such disclosure to be in the best interests of the Company and its stockholders.

On March 29, 2012, the Company entered into a sublease agreement with Tontine Associates, LLC, an affiliate of Tontine, for corporate office space in Greenwich, Connecticut. The lease originally extended from April 1, 2012 through March 31, 2014, with monthly payments due in the amount of $6,000, and was renewed in March 2014 for a subsequent two-year term at approximately the same payment level. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, LLC to its landlord.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate, meets the independence requirements of the SEC and NASDAQ and qualifies as an “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•

The Company maintains the Ethics Line, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

•

The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a pre-approval policy governing non-audit services provided by the independent auditor.

—	Pursuant to the policy, the Audit Committee has pre-approved each of the following non-audit services that may be provided by the independent auditor during each fiscal year (provided, however, that the Audit Committee Chairman must be informed of the use of the independent auditor for these services as soon as is practicable): consultation on routine matters in the amount of $50,000, registration statement in the amount of $50,000, tax matters in the amount of $50,000 and EY’s online accounting reference service in the amount of $3,500 per fiscal year.

—	All other non-audit services provided by the independent auditor, other than de minimus services, must be pre-approved by the Audit Committee, which has delegated the authority to provide such approval to the Chairman of the Audit Committee so long as the Audit Committee is informed as soon as is practicable.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2014

The Audit Committee meets regularly with the Company’s internal auditors and Ernst & Young LLP, the Company’s independent auditors, with and without representatives of management, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2014 with Company management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2015, subject to stockholder ratification.

Members of the Audit Committee

Joe D. Koshkin (Chairman)

Joseph L. Dowling III

Donald L. Luke

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2014 and 2013 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2014 and 2013 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2014 and 2013, and (iv) all other products and services it provided during fiscal years 2014 and 2013. All of the non-audit services provided and the fees for those services were pre-approved by the Audit Committee in accordance with its pre-approval policy governing non-audit services.

	Fiscal Year 2014	Fiscal Year 2013
Audit	$1,262,000	$1,381,813
Audit Related	84,417	163,271
Tax Fees	47,594	27,500
All Other Fees	1,995	1,995

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board of Directors, which is comprised entirely of independent directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the Company competes for talent and reflect the investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEOs”).

The NEOs are the executives who appear in the compensation tables of this proxy statement. The NEOs in this proxy statement are:

•	James M. Lindstrom, President and Chief Executive Officer

•	Robert W. Lewey, Senior Vice President and Chief Financial Officer

•	Gail D. Makode, Senior Vice President and General Counsel

The Company’s Human Resources Department staff, General Counsel, Chief Executive Officer and representatives of Tontine (in its capacity as the Company’s controlling shareholder) may also provide analysis and counsel as requested by the Committee. In prior years, the Committee has also consulted with Meridian Compensation Partners, L.L.C. (“Meridian”), an independent compensation consultant, regarding specific elements of the Company’s compensation program, such as the competitiveness of the compensation structure and pay levels of the NEOs. In this role, Meridian has reported directly to the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at www.ies-co.com.

The following is a more detailed discussion of the results of the actions taken by the Committee in fiscal year 2014 and the first quarter of fiscal year 2015 and the reasons for such actions.

Compensation Objectives

The Company’s compensation and benefits program for the NEOs, as described below, is focused on balancing the objectives of conserving the Company’s resources, such as the Company’s cash and outstanding Common Stock, with attracting, retaining and motivating the individuals who will engage in the behaviors necessary to enable the Company to succeed.

At the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”), the Company was required, pursuant to Section 14A of the Exchange Act, to seek an advisory vote of stockholders to approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting. At the 2014 Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s NEOs for fiscal year 2013. The Committee has considered the result of this stockholder vote in setting compensation policies and making compensation decisions for fiscal year 2014. At the 2011 annual meeting of stockholders, the Company’s stockholders determined, on a non-binding advisory basis, that the stockholder vote on executive compensation should be held once every three years. As such, the Company will again seek an advisory vote of stockholders to approve on an advisory basis the compensation of the Company’s NEOs at the 2017 annual meeting of stockholders.

Under the Compensation Committee’s supervision, in fiscal year 2014, we implemented a compensation program, which is comprised of salary, benefits, and incentive opportunity, and is intended to achieve the following objectives:

•	Be competitive. The program design and levels are set with certain consideration to the practices of similar companies with which the Company competes for talent.

•

Link executive pay to Company performance. The program offers variable, at-risk incentive award opportunities, which are payable only if specified annual financial and certain strategic goals (such as acquisitions) are achieved, with a certain portion payable based on individual performance. The incentive awards for NEOs in fiscal year 2014 were focused on cash awards under the annual incentive plan. The Company also has in the past provided, and may from time to time in the future provide, equity grants with short-term or no time-based restrictions and that are based on achievement of certain strategic events which the Committee believes will significantly impact the long-term performance of the Company. In 2014, these at-risk incentives represent approximately 30-50% of the NEOs’ targeted total direct compensation, with base salary representing the remaining 50-70%.

•

Conserve Company Resources. While the Committee considers competitive compensation, the Committee is also focused on limiting cash compensation to a reasonable percentage of the Company’s profits and holding equity compensation to a reasonable percentage of the Company’s total outstanding Common Stock.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEOs’ compensation.

Compensation Element	Key Characteristics
Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.

• NEOs are eligible for increases based on performance and/or changes in job responsibilities.

Annual Cash Incentive Award (Variable “at-risk”)	• Variable component of pay; consists of cash.

• Reward for achieving specified financial, safety and individual goals.

• Goals set at the beginning of each fiscal year and achievement measured following fiscal year end.

Short-term Incentives (Variable “at-risk”)	• Variable component of pay; may include cash and/or equity.

• Discretionary reward for achieving significant strategic events; awards vest immediately or in the near term.

Other Benefits (Health and welfare)	• NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

Compensation elements are either cash-based, partly or solely equity-based (and have a value which is at least partly related to the price of the Company’s Common Stock) or are comprised of other benefits.

Market Benchmarking

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of its executives because in light of the Company’s diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. However, the Committee believes it is important to understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked to develop a peer group (the “Survey Group”) for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the Survey Group derived from publicly-filed proxy statements.

The Survey Group was revised in 2013, and reviewed in 2014, based on input from the Committee and management and consists of seven “Industry Peer Group” and “General Industry” companies. These companies were selected from the electrical contracting services industry as well as other construction-related industries, as the Company competes across industries for executive talent. Companies were selected based on comparability of revenues, market capitalization, net income, total assets and number of employees. The companies comprising the Survey Group for fiscal year 2014 are:

•	Black Box Corporation

•	Comfort Systems USA, Inc.

•	Pike Corporation

•	Furmanite Corporation

•	Team, Inc.

•	MYR Group Inc.

•	Sterling Construction Company, Inc.

The Committee, in developing total compensation for each executive officer, considers, but does not target, the median compensation levels of the Survey Group for similar jobs giving due consideration to individual elements. For fiscal year 2014, based on compensation data for the Survey Group derived from the most recently filed proxy statements, the total compensation of each of our NEOs is between the 1st and 30th percentiles of the compensation levels of the Survey Group for similar jobs. Total compensation of our NEOs for fiscal year 2014 ranked as follows relative to those compensation levels: the total compensation of Mr. Lindstrom ranked eighth out of eight companies, the total compensation of Mr. Lewey ranked seventh out of eight companies, and the total compensation of Ms. Makode ranked fifth out of seven companies (one of the peer companies did not provide comparable compensation information for her position). The Committee also considered how the Company compared to the Survey Group with regard to certain other metrics, based on data for the Survey Group derived from annual reports publicly filed during 2014. On those metrics, the Company ranked as follows:

•	Eighth out of eight for Company revenues and total assets.

•	Seventh out of eight for number of Company employees.

•	Sixth out of eight for Company net income.

In addition to this information, the Committee considers the following factors in establishing an individual executive’s base salary, annual cash incentive awards and short-term incentives:

•

The Company’s performance against financial measures, including net income, earnings before interest and taxes, total stockholder return, revenues, cash flow, operating income, cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Business climate, economic conditions and other factors.

•	Our controlling stockholder’s input.

The CEO develops pay recommendations for Company NEOs based on each NEO’s contribution to the Company’s return to shareholders, market data, the Company’s performance relative to goals approved by the Committee and individual performance versus personal goals. The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEOs, modeling all aspects of compensation (base salary, annual cash incentive awards, short-term equity incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

Risk Analysis

The Committee analyzes risk with respect to the Company’s compensation programs on an annual basis. During fiscal year 2014, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets, where no one metric is excessively weighted; (ii) the Company’s “clawback” policy, as described under “Severance and Employment Agreements” below; (iii) the Company’s executive stock ownership guidelines, as described under “Executive Stock Ownership Guidelines” below; (iv) performance metrics that are uniformly applied to executives; and (v) annual incentives that do not allow for unlimited payouts.

Elements of Compensation

After careful consideration of the Company’s results in fiscal year 2014, the Committee took the following compensation actions during the first quarter of fiscal year 2015:

•

Base Salary — The Committee agreed not to change salary levels of NEOs from fiscal year 2014 levels due to the targeted salary increases awarded during fiscal year 2013 and a review of market data. The fiscal year 2013 increases included an increase in the CEO’s salary from $390,000 to $500,000 and in the CFO’s salary from $290,000 to $325,000, in each case effective as of January 1, 2013, and an increase in the General Counsel’s salary from $240,000 to $300,000 effective as of May 1, 2013, to reflect increased responsibilities.

•	Annual Cash Incentive Award — The Committee approved annual discretionary awards for the CEO and other NEOs based on fiscal year 2014 results as described below.

Base Pay

The Committee evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Any changes in base salary for the CEO and the NEOs are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Annual Cash Incentive Awards

Fiscal Year 2014 Annual Incentive Plan

On December 13, 2013, the Committee approved the Annual Incentive Plan for fiscal year 2014 (the “2014 Plan”). As with the Annual Incentive Plan for fiscal year 2013, the 2014 Plan provides for an incentive compensation pool for certain key employees and officers of the Company, based on specified performance criteria. For fiscal year 2014, the awards for NEOs could be made either in cash, equity or a combination thereof, at the Committee’s discretion, and were based (1) 90% on achievement of the financial goals outlined below for fiscal year 2014 and (2) 10% on the achievement of the personal goals outlined below for fiscal year 2014. Pursuant to the 2014 Plan, Mr. Lindstrom, Mr. Lewey and Ms. Makode were eligible to receive target awards, respectively, between $0 and a maximum of $500,000, $0 and a maximum of $162,500 and $0 and a maximum of $150,000, corresponding to the level of performance achieved with respect to these goals for fiscal year 2014, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below.

The performance review of Mr. Lindstrom was based upon the attainment of individual goals and objectives established for Mr. Lindstrom as discussed below. The other NEOs were reviewed based upon their performance in assisting Mr. Lindstrom in his efforts. The Committee had the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee had the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2014 Goals and Objectives

On December 13, 2013, the CEO recommended, and the Committee approved, the goals and objectives below to be used by the Committee when determining the discretionary element of the fiscal year 2014 annual cash incentive awards discussed above.

Financial Goals: Reflecting a primary focus on returning the Company to profitability and generating appropriate cash flow, financial performance measures for NEOs were based (1) 50% on fiscal year 2014 consolidated net income from continuing operations, with 100% of this component of each incentive award payable if the Company achieved a fiscal year 2014 consolidated net income from continuing operations level of $6.64 million, and awards to be ratably adjusted downward if a lower level was achieved, and (2) 50% on fiscal year 2014 consolidated annual operating cash flow less capital expenditures, with 100% of this component of each incentive award payable if the Company achieved a level of fiscal year 2014 consolidated annual operating cash flow less capital expenditures of $3.7 million, and awards to be ratably adjusted downward if a lower level was achieved. Each such financial measure could be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	James M. Lindstrom

—	Ensure behavior consistent with established values of integrity and safety

—	Oversee acquisition program

—	Further development of the Company’s succession planning program

—	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Robert W. Lewey

—	Support acquisition program

—	Develop financial and operational targets with divisional leadership

—	Ensure financial reporting integrity

•	Gail D. Makode

—	Further enhancement of the Company’s risk management program and framework

—	Lead governance and legal resources on strategic transactions

—	Promote a culture of integrity, ethics and compliance

Fiscal Year 2014 Annual Incentive Plan Awards

Based on a review of fiscal year 2014 financial results, the Committee assessed the Company’s performance against the financial goals described above and determined that the Company had experienced significantly improved consolidated net income from continuing operations and consolidated annual operating cash flow less capital expenditures, achieving 83.2% of the target fiscal year 2014 consolidated net income from continuing operations and 284.2% of the target fiscal year 2014 consolidated annual operating cash flow less capital expenditures, and had made progress towards its financial goals during the fiscal year through its improved credit facility terms and completion of its rights offering, which represents a key step for the Company in pursuing its acquisition strategy. The Committee therefore awarded each of Mr. Lindstrom, Mr. Lewey and Ms. Makode 91.6% of the financial goals component of his or her maximum eligible award under the 2014 Plan, which component represented 90% of each of their overall maximum eligible awards.

The Committee then assessed the performance of each of Mr. Lindstrom, Mr. Lewey and Ms. Makode against their respective business/personal goals outlined above, which represented 10% of their maximum eligible awards, and determined to award each of them 95%, 100% and 100%, respectively, of the personal goals component of his or her maximum eligible award under the 2014 Plan. The Committee believes Mr. Lindstrom’s award reflects his strong performance against his personal goals, including improvement in the safety performance and human capital investments at the Company as well as the closing of the rights offering and amended credit facility, and improvement in the Company’s financial position. The Committee likewise believes Mr. Lewey’s and Ms. Makode’s awards reflect their leadership in their respective areas of management and strong personal performance along with their contributions to closing of the rights offering and amended credit facility. As a result, the Committee awarded annual cash incentive awards to Mr. Lindstrom of $459,616, to Mr. Lewey of $150,188, and to Ms. Makode of $138,635, representing 91.9%, 92.4% and 92.4%, respectively, of his or her maximum eligible award under the 2014 Plan.

Fiscal Year 2015 Annual Incentive Plan

On December 4, 2014, the Committee approved the Annual Incentive Plan for fiscal year 2015 (the “2015 Plan”). As with the 2014 Plan, the 2015 Plan provides for an incentive compensation pool for certain key employees and officers of the Company, based on specified performance criteria. For fiscal year 2015, the awards may be made either in cash, equity or a combination thereof, at the Committee’s discretion, and are based (1) 90% on achievement of the financial goals outlined below for fiscal year 2015 and (2) 10% on the achievement of the personal goals outlined below for fiscal year 2015. Pursuant to the 2015 Plan, Mr. Lindstrom, Mr. Lewey and Ms. Makode are eligible to receive target awards, respectively, between $0 and a maximum of $500,000, $0 and a maximum of $162,500 and $0 and a maximum of $150,000, corresponding to the level of performance achieved with respect to these goals for fiscal year 2015, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below. The Committee believes that there is a greater than 50% probability that the NEOs will receive the maximum available award under the 2015 Plan.

The performance review of the NEOs is based upon the attainment of individual goals and objectives established as discussed below. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2015 Goals and Objectives

On December 4, 2014, the CEO recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining awards under the 2015 Plan.

Financial Goals: Reflecting a primary focus on maintaining the Company’s profitability and generation of appropriate cash flow, financial performance measures for NEOs are based (1) 50% on fiscal year 2015 consolidated net income from continuing operations and (2) 50% on fiscal year 2015 consolidated annual operating cash flow less capital expenditures. Each such financial measure may be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	James M. Lindstrom

—	Ensure behavior consistent with established values of integrity and safety

—	Oversee acquisition program

—	Further development of the Company’s succession planning program

—	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Robert W. Lewey

—	Support acquisition program

—	Develop financial and operational targets with divisional leadership

—	Ensure financial reporting integrity

•	Gail D. Makode

—	Further enhancement of the Company’s risk management program and framework

—	Lead governance and legal resources on strategic transactions

—	Promote a culture of integrity, ethics and compliance

Short-Term Incentives

In addition to the annual cash incentive awards, the Company has in the past provided, and may from time to time in the future provide, discretionary equity or cash incentive awards for NEOs that have short-term or no time-based restrictions and that are based on achievement of significant strategic events, such as acquisitions, which the Committee believes will significantly impact the long-term performance of the Company.

The Committee did not award any short-term incentives to NEOs during fiscal year 2014.

Long-Term Equity Incentives

While the Company maintains a Long-Term Incentive Plan (“LTIP”), it has not made grants under its LTIP since fiscal year 2011, as the Committee has since shifted the incentive portion of the Company’s compensation program for NEOs to focus primarily on annual cash and discretionary short-term equity incentive compensation, as described above. It is unlikely that the Company will use the LTIP in the near term.

To the extent that new awards are granted under the LTIP, the Committee will establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, stockholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Compensation and Awards made by the Compensation Committee for Fiscal Year 2014

Set forth below are the base salaries, annual incentive awards and any equity grants earned by or paid or awarded to the following NEOs during the fiscal year ended September 30, 2014: (i) James M. Lindstrom, who is our Chairman, President and Chief Executive Officer; (ii) Robert W. Lewey, who is our Senior Vice President and Chief Financial Officer and (iii) Gail D. Makode, who is our Senior Vice President and General Counsel.

Name and Principal Position	Base Salary ($)	Short Term Equity Incentives ($)	Annual Cash Incentive Awards ($)
James M. Lindstrom(1)	500,000	—	459,616
Robert W. Lewey(2)	325,000	—	150,818
Gail D. Makode(3)	300,000	—	138,635

(1)	Mr. Lindstrom’s base salary and annual cash incentive awards are described further under the sections “Base Pay” and “Fiscal Year 2014 Annual Incentive Plan Awards” above; he received no short-term incentives during fiscal year 2014, as further described under “Other Short-Term Incentives” above.

(2)	Mr. Lewey’s base salary and annual cash incentive awards are described further under the sections “Base Pay” and “Fiscal Year 2014 Annual Incentive Plan Awards” above; he received no short-term incentives during fiscal year 2014, as further described under “Short-Term Incentives” above.

(3)	Ms. Makode’s base salary and annual cash incentive awards are described further under the sections “Base Pay” and “Fiscal Year 2014 Annual Incentive Plan Awards” above; she received no short-term incentives during fiscal year 2014, as further described under “Other Short-Term Incentives” above.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the Integrated Electrical Services, Inc. Retirement Savings Plan (the “401(k) Plan”), the Company matches 15% of the first 5% that an employee contributes to the 401(k) Plan on a pre-tax basis. However, in order for the 401(k) Plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, beginning in 2008, highly compensated employees (“HCEs”) became subject to a maximum contribution limit of 4% of their base annual earnings.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company also historically provided an elective Deferred Compensation Plan. The Deferred Compensation Plan allowed participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

In October 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which included the NEOs. Each participant who elected to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the employer matching contribution to the IES Deferred Compensation Plan as part of its cost cutting initiatives. The Deferred Compensation Plan has not received contributions since December 31, 2011.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances, if any, disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

During fiscal year 2014, no perquisite was provided by the Company to NEOs. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

The Committee annually reviews the perquisites and additional benefits, if any, provided to executive officers as part of their overall review of executive compensation. Details about the 401(k) Plan and the Deferred Compensation Plan, including the fiscal year 2014 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative; because no perquisite was paid to any NEO during the fiscal year, perquisites are not quantified in the “Summary Compensation Table” and “All Other Compensation” table below.

Executive Stock Ownership Guidelines

In October 2007, the Board of Directors, upon the Committee’s recommendation, adopted Stock Ownership Guidelines (the “Guidelines”) for NEOs to ensure that they have a meaningful economic stake in the Company. The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels significant enough to assure our stockholders of management’s commitment to value creation. The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines.

The Guidelines currently recommend that NEOs have direct ownership of our Common Stock in at least the amounts shown in the table below. The Guidelines encourage each executive to comply no later than five years after either the October 8, 2007 Board approval of the Guidelines or the date the executive is appointed to a position subject to the Guidelines, whichever is later. For purposes of the Guidelines, stock ownership includes Common Stock beneficially owned (including Common Stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for purposes of the Guidelines.

In addition to the recommended amount of ownership under the Guidelines, the table below shows the actual amount of Common Stock beneficially owned by each of the NEOs as a multiple of salary as of September 30, 2014, as well as the percentage of Common Stock beneficially owned by each of the NEOs as of September 30, 2014 that was purchased or elected by that NEO in lieu of cash.

Officer Position	Recommended Ownership of Common Stock as a Multiple of Salary	NEO Ownership as a Multiple of Salary as of September 30, 2014	Percentage of NEO Ownership Purchased by NEO as of September 30, 2014(1)	Month When Ownership Level is to be Achieved Per Guidelines
James M. Lindstrom,
Chief Executive Officer	3X	4.5X	18%	10/2016

Robert W. Lewey,
Chief Financial Officer	2X	1.6X	6%	01/2017

Gail D. Makode,
General Counsel	2X	0.8X	37%	10/2017

(1)	This column includes the percentage of Common Stock beneficially owned by each of the NEOs as of September 30, 2014 that was purchased or elected by that NEO in lieu of (a) receiving cash pursuant to the terms of a grant award or (b) forfeiting shares upon vesting of restricted stock pursuant to the terms of a grant award.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Golden Parachute Taxes

Under certain circumstances, payments received by our executive officers as a result of a change in control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in developing the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2014, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see “Severance and Employment Agreements” below.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

Joseph L. Dowling III, Chairman

David B. Gendell

Donald L. Luke

2014 SUMMARY COMPENSATION TABLE

The following table displays the total compensation earned by the NEOs in fiscal years 2012, 2013 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James M. Lindstrom(3)	2014	500,000	—	—	—	459,616	2,160	961,776
President & Chief Executive Officer	2013	472,500	56,250	271,000	236,670	314,225	905	1,351,550
	2012	390,000	—	343,500	—	390,000	29,383	1,152,883

Robert W. Lewey(4)	2014	325,000	—	—	—	150,188	2,475	477,663
Senior Vice President &	2013	316,250	32,275	128,710	96,040	107,793	792	681,860
Chief Financial Officer	2012	277,500	—	71,750	—	145,000	—	494,250

Gail D. Makode(5)	2014	300,000	—	—	—	138,635	2,250	440,885
Senior Vice President &	2013	255,000	—	150,018	85,750	88,841	1,162	580,771
General Counsel	2012	—	—	—	—	—	—	—

(1)	This column represents the aggregate grant date fair value of awards of restricted Common Stock granted during the applicable fiscal years, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2014 included in our Annual Report on Form 10-K filed with the SEC on December 12, 2014.

(2)	All “Other Compensation” for fiscal year 2014 is detailed in “All Other Compensation” Table below.

(3)	On October 2, 2012, Mr. Lindstrom received a phantom stock award of 35,000 shares which vested on October 5, 2012 (grant date fair value of $157,500). On May 1, 2013, Mr. Lindstrom received a grant of 69,000 stock options which vest in their entirety on May 1, 2015 (grant date fair value of $236,670). On September 22, 2013, Mr. Lindstrom received a grant award under the Plan, of which he could elect to receive up to 50% in the form of cash and the remainder in the form of phantom stock units which would vest on September 25, 2013; Mr. Lindstrom elected to receive $56,250 in cash, which is included as a “bonus” amount in the table, and the remainder in the form of a phantom stock award of 25,000 shares which vested on September 25, 2013 (grant date fair value of $113,500). The cash bonus amount, which was paid in October 2013, was discussed in the Company’s proxy statement for the 2014 Annual Meeting but was not reflected in summary compensation table therein.

(4)	On October 2, 2012, Mr. Lewey received a phantom stock award of 17,000 shares which vested on October 5, 2012 (grant date fair value of $76,500). On May 1, 2013, Mr. Lewey received a grant of 28,000 stock options which vest in their entirety on May 1, 2015 (grant date fair value of $96,040). On September 22, 2013, Mr. Lewey received a grant award under the Plan, of which he could elect to receive up to 50% in the form of cash and the remainder in the form of phantom stock units which would vest on September 25, 2013; Mr. Lewey elected to receive $32,275 in cash, which is included as a “bonus” amount in the table, and the remainder in the form of a phantom stock award of 11,500 shares which vested on September 25, 2013 (grant date fair value of $52,210). The cash bonus amount, which was paid in October 2013, was discussed in the Company’s proxy statement for the 2014 Annual Meeting but was not reflected in summary compensation table therein.

(5)

On October 15, 2012, Ms. Makode received a stock award of 12,500 shares of restricted Common Stock which vest in thirds on October 15, 2013, October 15, 2014 and October 15, 2015 (grant date fair value of $62,500). On May 1, 2013, Ms. Makode received a grant of 25,000 stock options which vest in their entirety on May 1, 2015 (grant date fair value of $85,750). On September 22, 2013, Ms. Makode received a grant award under the Plan, of which she could elect to receive up to 50% in the form of cash and the remainder in the form of phantom stock units which would vest on September 25, 2013; Ms. Makode elected to receive no amount of the award in cash and the full amount of the award in the form of a phantom stock award of 19,277 shares which vested on September 25, 2013 (grant date fair value of $87,518).

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

Name and Principal Position	Auto Allowance ($)	Commuting Expenses ($)	Executive Wellness Physical ($)	401(k) Company Match ($)	Deferred Compensation Company Match ($)	Other ($)	Total ($)
James M. Lindstrom	—	—	—	1,560	—	600	2,160
Robert W. Lewey	—	—	—	1,875	—	600	2,475
Gail D. Makode	—	—	—	1,650	—	600	2,250

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2014

The following table sets forth specific information with respect to each equity grant made to an NEO under a Company plan in fiscal year 2014.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
James M. Lindstrom	—	—	—	—	—	—	—	—	—
Robert W. Lewey	—	—	—	—	—	—	—	—	—
Gail D. Makode	—	—	—	—	—	—	—	—	—

(1)	No equity awards were made to NEOs during fiscal year 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested Common Stock and equity incentive plan awards outstanding as of September 30, 2014 for each NEO.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have not Vested ($)(1)
Name	Exercisable	Unexercisable
James M. Lindstrom	—	69,000	5.76	5/01/23	41,642	(2)	343,547
Robert W. Lewey	—	28,000	5.76	5/01/23	—		—
Gail D. Makode	—	25,000	5.76	5/01/23	8,333	(3)	68,747

(1)	Closing share price on September 30, 2014 was $8.25.

(2)	Includes 8,309 phantom stock units that vest when Mr. Lindstrom leaves the board of directors for any reason, and 33,333 shares of restricted stock that vest on October 3, 2014.

(3)	Includes 4,167 shares of restricted stock which vest on October 15, 2014 and 4,166 shares of restricted stock which vest on October 15, 2015.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

The following table sets forth, on an aggregate basis, specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted Common Stock units and similar instruments, for each NEO during fiscal year 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Lindstrom(1)	66,665	308,658
Robert W. Lewey(2)	5,499	32,709
Gail D. Makode(3)	4,167	21,043

(1)	On October 3, 2013, Mr. Lindstrom vested 33,333 shares of restricted Common Stock ($4.13 per share). On December 16, 2013, Mr. Lindstrom vested 33,332 shares of restricted Common Stock ($5.13 per share).

(2)	On December 16, 2013, Mr. Lewey vested 2,166 shares of restricted Common Stock ($5.13 per share). On July 20, 2014, Mr. Lewey vested 3,333 shares of restricted Common Stock ($6.48 per share).

(3)	On October 15, 2013, Ms. Makode vested 4,167 shares of restricted Common Stock ($5.05 per share).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James M. Lindstrom	—	—	—	—	—
Robert W. Lewey	—	—	—	—	—
Gail D. Makode	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, the Company also provides an elective Deferred Compensation Plan. The Deferred Compensation Plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

The Plan allows for distributions to commence after retirement or after a specific future year, even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Plan. Investment choices are self-directed and may be changed at any time by the participant.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 to selected employees, including

NEOs. Each participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of the participant’s base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the matching contributions as part of its cost cutting initiatives. The Deferred Compensation Plan has not received contributions since December 31, 2011.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

On January 23, 2012, the Committee adopted an Executive Officer Severance Benefit Plan (the “Severance Plan”) to rationalize all NEO employment arrangements. In connection with the adoption of the Severance Plan, all NEOs relinquished their rights pursuant to existing employment agreements. All NEOs are now subject to the Severance Plan. The Committee annually reviews the Severance Plan to determine its continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or in the event that other provisions are triggered.

When executive positions become available, we may search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in the Severance Plan).

The risk of unemployment is heightened in the event of a Change of Control (as defined in the Severance Plan) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Severance Plan provides for the mutual benefit of the Company and the executive. Income, under the Severance Plan, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, annual cash incentives, equity incentives, benefits and, in certain circumstances, perks such as car allowances.

The Severance Plan also includes a “clawback” provision which permits the Company, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires an executive to repay the Company “erroneously awarded” amounts of incentive compensation, to recoup such amount by reducing the severance pay or benefit otherwise due the executive under the Severance Plan.

The following information provides more detail concerning the specific terms and conditions of the Severance Plan and describes the approximate value of the payments that may result if the executives were to terminate employment. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. Thus, as disclosed herein, the amounts of compensation payable assume that such terminations were effective as of September 30, 2014 and include amounts earned through such time.

Name	Termination Without Cause or For Good Reason After Change in Control ($)(1)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
James M. Lindstrom, President and Chief Executive Officer
Bonus for year of Separation(2)	1,000,000	500,000	500,000
Cash Severance(3)	1,000,000	500,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	274,997	274,997	274,997
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,520	15,520	15,520

Total	2,310,517	1,310,517	790,517
Robert W. Lewey, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(2)	650,000	325,000	325,000
Cash Severance(3)	650,000	325,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	-0-	-0-	-0-
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,520	15,520	15,520

Total	1,335,520	685,520	340,520
Gail D. Makode, Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	600,000	300,000	300,000
Cash Severance(3)	600,000	300,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	68,747	68,747	68,747
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,520	15,520	15,520

Total	1,304,267	704,267	384,267

(1)	Termination by the Company without Cause or by the covered executive for Good Reason on or within 12 months following a Change in Control event.

(2)

Prior to a Change in Control, the amount of any annual bonus is as determined by the Compensation Committee and payable at the same time that annual bonuses for such fiscal year are paid to other similar executives of the Company. On or after a Change in Control, a lump sum payment equal to two (2) times the greater of the most recent (i) annual bonus paid to the covered executive or (ii) covered executive’s annual bonus opportunity, payable on the sixtieth (60th) day following termination. The annual bonus opportunities for Messrs. Lindstrom and Lewey and Ms. Makode are calculated in accordance with the 2014 Plan.

(3)	Prior to a Change in Control, continued payment of base salary then in effect for 12 months immediately following the date of termination. On or after a Change in Control, continued payment of base salary then in effect for 24 months immediately following the date of termination.

(4)	Reflects the value of unvested shares of restricted Common Stock held on September 30, 2014 that would experience accelerated vesting due to termination of employment.

(5)	Reflects the approximate cost of outplacement services for 12 months following termination, not to exceed $20,000.

(6)	Reflects the approximate cost to provide health care continuation benefits to the covered executive and his or her eligible dependents under COBRA for the lesser of (i) for 12 months following termination or (ii) until the covered executive’s COBRA coverage terminates.

DEFINITIONS

The following definitions are used in the Severance Plan described above.

“Cause” means (i) the executive’s gross negligence in the performance or intentional nonperformance of any of the executive’s material duties and responsibilities to the Company or a participating affiliate; (ii) the executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a participating affiliate; (iii) the executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the executive’s confirmed drug or alcohol abuse that materially affects the executive’s service or violates the Company’s or a participating affiliate’s drug or alcohol abuse policy; (v) the executive’s violation of a material Company or a participating affiliate’s personnel or similar policy, such policy having been made available to the executive by the Company or a participating affiliate; or (vi) the executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” in the Severance Plan is essentially defined as:

•	Any material reduction in his position, authority or Base Salary,

•	Any relocation of the Company’s corporate office that is more than 50 miles from his primary location of work, or

•	The Company’s breach of a material term of the agreement.

All of the above are valid reasons only if the Company fails to cure such event within 30 days after receipt from him of written notice of the event which constitutes Good Reason and he must give the Company written notice of the event by the 60th day following its occurrence.

A “Change in Control” is defined in the agreements as follows:

•

Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•

Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries do not receive a retainer or fees for service on the Board or any committees. Each non-employee director receives a $40,000 annual retainer, paid in quarterly installments after the annual stockholders’ meeting, as well as the following additional retainers for committee and committee Chairman service, which are also paid quarterly: each director receives $5,000 annually for each committee on which the director serves other than as Chairman, the Chairmen of the Human Resources and Compensation Committee and the Nominating/Governance Committee each receive $10,000 annually, and the Chairman of the Audit Committee receives $25,000 annually. Each year, in addition to the annual retainers described above, upon their election or re-election to the Board at an annual stockholders’ meeting, each director receives a $25,000 grant for his or her subsequent periods of service on the Board, provided that he or she is re-elected at subsequent annual stockholders’ meetings.

For fiscal year 2014, each of the directors except for Mr. Gendell elected to receive 50% of his annual retainers in the form of phantom stock units, pursuant to the Plan, that convert to shares of Common Stock on the date the director leaves the Board for any reason, and 50% in cash; Mr. Gendell elected to receive 100% of his retainers in the form of such PSUs. In addition, the annual stockholders’ meeting grant was made in the form of such PSUs. The number of PSUs granted to each director is determined by dividing the grant amount by the closing price of the Company’s Common Stock on the last trading day of the quarter, for quarterly payments of the annual retainers, or the last trading day immediately preceding the annual stockholders’ meeting, for the grant awarded following the annual stockholders’ meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors.

The following table reflects the amounts paid to each individual non-employee director who served on the Board in fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph L. Dowling III	27,511	52,486	-0-	-0-	-0-	79,997
David B. Gendell	-0-	74,990	-0-	-0-	-0-	74,990
Joe D. Koshkin	35,013	59,985	-0-	-0-	-0-	94,997
Donald L. Luke	30,011	54,987	-0-	-0-	-0-	84,997

(1)	Represents cash fees earned during the fiscal year ended September 30, 2014.

(2)	Represents the aggregate grant date fair value of awards of PSUs earned during the fiscal year ended September 30, 2014, computed in accordance with FASB ASC Topic 718. Each phantom stock unit converts into one share of Common Stock when the respective director leaves the Board for any reason. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2014 included in our Annual Report on Form 10-K filed with the SEC on December 12, 2014.

(3)	As of September 30, 2014, and including post-fiscal-year-end grants made in respect of fees earned in fiscal year 2014, each non-employee director held the following aggregate number of phantom stock units: Mr. Dowling — 29,843; Mr. Gendell — 37,721; Mr. Koshkin — 19,712; Mr. Luke — 51,548.

With respect to the compensation payable for the period commencing with the 2015 annual stockholders’ meeting until immediately prior to the 2016 annual stockholders’ meeting, the grant awarded following the annual stockholders’ meeting that had previously been provided solely in PSUs (with a value of $25,000) will be combined with the annual retainer of $40,000 and each non-employee director will be entitled to choose whether to receive such combined amount ($65,000), in whole or in part, in (i) cash, (ii) fully vested shares of Common Stock, or (iii) PSUs payable following the end of the director’s Board service. Each non-employee director will have the same choice between cash, fully vested common stock and PSUs in respect of any additional retainer payable for serving on, or as Chairman of, a committee of the Board. While each director may choose the form of his or her compensation, there will be no increase in amounts payable in respect of Board or committee service. All such amounts will be payable in the elected form(s) in quarterly installments, commencing after the annual stockholders’ meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. During fiscal year 2014, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company, other than Mr. Gendell, who is an employee of Tontine Associates, LLC, an affiliate of Tontine, the majority shareholder of the Company, and the brother of Jeffrey Gendell, the founder and managing member of Tontine, as described under “Certain Relationships and Related Person Transactions” above. The Board evaluated each member’s independence under the independence standards promulgated by NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s Human Resources and Compensation Committee. In reaching this conclusion, the Board considered in particular whether Mr. Gendell’s affiliation with Tontine would impair his judgment as a member of the Human Resources and Compensation Committee, as outlined under the standards, and determined that it would not in light of his independence from management and the Board’s belief that the interests of Tontine and the Company’s other stockholders are aligned in seeking to set appropriate levels of executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2014, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during fiscal year 2014.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2015, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2014.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2015.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2016 annual meeting of stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 28, 2015. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next annual meeting must be received by the Secretary of the Company not later than 80 days prior to the next annual meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 5, 2015, or the tenth day following the public announcement of the Annual Meeting.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or the Company’s Annual Report on Form 10-K is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or the Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830 or an oral request by calling the Corporate Secretary at (713) 860-1500.

INTEGRATED ELECTRICAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.

The undersigned hereby appoints James M. Lindstrom and Gail D. Makode, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 10, 2015, at 10:00 a.m. Eastern Standard Time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, CT 06870 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRATED ELECTRICAL SERVICES, INC.

February 10, 2015

Important Notice Regarding Internet Availability of Proxy Materials for

the Annual Meeting to be Held on February 10, 2015.

The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2016 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.				2. APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY.	☐	☐	☐

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	™ JOSEPH L. DOWLING III ™ DAVID B. GENDELL ™ JOE D. KOSHKIN ™ JAMES M. LINDSTROM ™ DONALD L. LUKE

      ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES) AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

      YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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